UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2009

Alfacell Corporation
(Exact name of registrant as specified in its charter)

0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

300 Atrium Drive, Somerset, NJ 08873
(Address of principal executive offices, with zip code)

(732) 652-4525
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         On September 8, 2009, Alfacell Corp. (“Alfacell”) and Par Pharmaceutical, Inc. (“Par”) entered into a Termination and Mutual Release Agreement (the “Termination Agreement”) pursuant to which the License Agreement (the “License Agreement”) and Supply Agreement (the “Supply Agreement), each dated January 14, 2008 between Alfacell and Par, were terminated. Under the License Agreement, Alfacell had granted Par an exclusive license to commercialize Onconase and any other ranpirnase product developed by Alfacell for use in the treatment of cancer in the United States and its territories. This license was terminated and all rights under the license granted to Par revert back to Alfacell under the Termination Agreement. Under the Supply Agreement, Alfacell had agreed to supply all of Par’s requirements for Onconase. Pursuant to the Termination Agreement, Par will be entitled to a royalty of 2% of net sales of Onconase or any other ranpirnase product developed by Alfacell for use in the treatment of cancer in the United States and its territories commencing with the first sale of such product and terminating upon the later to occur of the 12th anniversary of the first sale and the date of expiration of the last valid claim of a pending application or issued patent owned or controlled by Alfacell with respect to such product.

 The foregoing descriptions are qualified in their entirety by reference to the Termination Agreement, which will be filed as an exhibit to Alfacell’s next annual report on Form 10-K, and the License Agreement and Supply Agreement which were filed as exhibits to Alfacell’s Form 10-Q for the quarter ended January 31, 2008, filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2008.

On September 14, 2009, Alfacell entered into an amendment (the “Amendment”) to the retirement agreement dated April 25, 2008 between  Alfacell and Kuslima Shogen, the Company's former chief executive officer, (the “Retirement Agreement”) amending certain terms of the Retirement Agreement.  Pursuant to the Amendment, effective as of September 14, 2009, periodic payments owed to Ms. Shogen under the Retirement Agreement during the two year period commencing April 1, 2008 will be paid at the rate of $150,000 per year, rather than at the rate of $300,000 per year as originally provided in the Retirement Agreement.  Under the Retirement Agreement, Ms. Shogen was entitled to receive continuing payments equal to 15% of any royalties received by Alfacell pursuant to any and all license agreements entered into by Alfacell for the marketing and distribution of Onconase and any other product derived from amphibian source extract, produced either as a natural, synthesized or genetically engineered drug which is covered by the claims of any issued patent owned or controlled by Alfacell which was issued and valid as of December 31, 2007 (the “Licensed Products”). Under the Amendment, the amount of such royalties related to net sales of Licensed Products to be received by Ms. Shogen has been reduced to 5%. Under the Retirement Agreement, Ms. Shogen was entitled to receive continuing payments equal to 5% of net sales of Licensed Products booked by Alfacell on its financial statements. Under the Amendment the amount of such net sales booked by Alfacell has been reduced to 2%. Under the Amendment, in the event Alfacell obtains marketing approval for Onconase from the Food and Drug Administration or the European Medicines Agency, Ms. Shogen will be entitled to receive an additional payment equal to the difference between the continuing payments actually paid to Ms. Shogen during the two year period commencing April 1, 2008 and $600,000, the original amount of continuing payments to which Ms. Shogen was entitled under the Retirement Agreement. Such additional payment may be made by Alfacell, at its option, in cash, Alfacell common stock or a combination of both. The Amendment is binding on the parties as of September 14, 2009 provided that the changes in payments to Ms. Shogen under the Retirement Agreement described above do not go into effect unless and until Alfacell obtains additional equity or debt financing. Except as specifically amended in the Amendment, all terms and conditions of the Retirement Agreement remain in full force and effect.

The foregoing description is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to Alfacell’s next annual report on Form 10-K.  A copy of the Retirement Agreement was filed as an exhibit to Alfacell's Current Report on Form 8-K filed with the Commission on April 28, 2008.

Item 1.02 Termination of a Material Definitive Agreement.

Pursuant to the Termination Agreement with Par described in Item 1.01 above, the License Agreement and Supply Agreement were terminated.  The material terms of the License Agreement and Supply Agreement are described in Item 1.01 and are incorporated herebin by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFACELL CORPORATION

Date: September 15, 2009	By:	/s/ Chares Muniz
Charles Muniz
President, Chief Operating Officer and
Chief Financial Officer